Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Appoints Carol O’Donnell to Board of Directors

MILTON, N.Y., November 16, 2018 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, announced today the appointment of Carol O’Donnell to its Board of Directors. With the addition of Ms. O’Donnell, Sono-Tek’s Board is now composed of eight directors, five of whom are independent.

“We are delighted to welcome Carol to our Board. She brings over three decades of global legal and compliance experience serving the financial service and investment industry,” commented Dr. Christopher L. Coccio, Chairman and CEO of Sono-Tek. “Her comprehensive understanding of how traditional corporate requirements intersect with the entrepreneurial strategies necessary for business expansion will be invaluable as we continue to innovate and execute our plans for growth.”

Ms. O’Donnell is currently the Chief Executive Officer and Chief Compliance Officer of Protégé Partners, an industry leading firm investing in and seeding smaller and emerging hedge fund managers. Recently, she was a key member of the Protégé executive team that launched an affiliate business, MOV37, for which she also serves as Chief Executive Officer. MOV37 has established itself as a thought leader in identifying and evaluating a new wave of managers engaged in “Autonomous Learning Investment Strategies,” which use advanced machine learning, data, and cheap computing power to run investment strategies in revolutionary ways.

Prior to joining Protégé Partners, Ms. O’Donnell was the Director of Legal and Compliance with DARA Capital US, Inc., a Swiss-owned boutique registered investment advisory and wealth management firm.  She also worked at Permal Group as General Counsel and Chief Compliance Officer, and was COO and General Counsel of Framework Investment Group.  Ms. O’Donnell is qualified to practice law in the States of New York and Connecticut, and holds a JD from the Benjamin Cardozo School of Law and a BS in business and economics from Skidmore College.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement
This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products and paid coating services; adequacy of financing; capacity additions; the ability to enforce patents; maintenance of operating leverage; continued reduction in inventory requirements; maintenance of order backlog; consummation of order proposals; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; effectiveness of CNC machining upgrade; and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley	Deborah K. Pawlowski
Chief Financial Officer	Investor Relations
Sono-Tek Corporation	(716) 843-3908
info@sono-tek.com	dpawlowski@keiadvisors.com